Exhibit 99.2

Transcript of third quarter earnings call on November 12, 2018

Operator:

Good afternoon. My name is Mariama and I will be your conference Operator today. At this time, I would like to welcome everyone to the EverQuote Q3 2018 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during that time, please press star, then one on your telephone keypad. If you would like to withdraw your question, please press the pound key.

Thank you. I would now like to turn the call over to Allise Furlani of The Blueshirt. You may begin your conference.

Allise Furlani:

Thank you. Good afternoon, and welcome to EverQuote’s Third Quarter 2018 Earnings Call. We’ll be discussing the results announced in our press release issued today after the market close. With me on the call this afternoon is Seth Birnbaum, EverQuote’s Chief Executive Officer and Co-Founder, and John Wagner, Chief Financial Officer of EverQuote.

During the call, we will make statements related to our business that may be considered forward-looking, including statements concerning our financial guidance for the fourth quarter and full year 2018, our growth strategy, our plans to execute on our growth strategy, the growth levers we expect to drive our business, our ability to maintain existing and acquire new customers, our expansion into international markets and other statements regarding our plans and prospects. Forward-looking statements may be identified with words and phrases such as we expect, we believe, we intend, we anticipate, we plan, may, upcoming and similar words and phrases. These statements reflect our views only as of today and should not be considered our views as of any subsequent date. We specifically disclaim any obligation to update or revise these forward-looking statements, except as required by law. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from our expectations. For a discussion of material risks and other important factors that could affect our actual results, please refer to those contained under the heading Risk Factors in our most recent quarterly report on Form 10-Q, which is on file with the Securities and Exchange Commission and available on the Investor Relations section of our website at investors.everquote.com, and on the SEC’s website at sec.gov.

Finally, during the course of today’s call, we will refer to certain non-GAAP financial measures, which we believe are helpful to investors. A reconciliation of GAAP to non-GAAP financial measures was included in the press release we issued after the market close today, which is available on the Investor Relations of our website at investors.everquote.com.

With that, I will turn the call over to the Seth Birnbaum, CEO.

Seth Birnbaum:

Thank you, Allise. Good afternoon, everyone, and thank you for joining us today to discuss our third quarter results. We have enjoyed meeting many of you, and EverQuote’s journey is still in the early days as insurance shifts online. Before we get rolling, I want to give a quick overview of our agenda today. I’ll briefly highlight our long-term vision and then discuss our Q3 results, which came in favorable to guidance across the board. Then I’ll discuss the challenges we’ve seen in the first half of Q4 and explain what we’re doing about it.

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

The insurance industry is a large traditional industry. It is evolving rapidly through the application of new technology, data and distribution strategies. Here at EverQuote, we’re excited to help drive the future of the industry, with the largest online marketplace for insurance shopping in the United States. Ultimately, we want to be the smartest place to shop for online consumers. Last year, 100 million Americans went online looking for insurance. At the same time, in the U.S., the non-healthcare insurance providers spend $120 billion on distribution; nearly all of it, over $117 billion, was spent offline. To address this opportunity, we’ve developed a market-leading technology and data platform over the past eight years to make insurance shopping easy, personal and efficient, saving consumers billions of dollars in the process.

We believe our financial results for the quarter illustrate the strength of our marketplace data and analytics, execution on our multi-channel and provider inclusive distribution strategy and the strong secular trends in the industry. Our third quarter results were impressive. Revenue increased 30% year-over-year to record levels, while variable marketing margin grew by 36% year-on-year. We reported strong year-over-year growth in our Auto insurance business, up 19%, and delivered strong growth in our newer vertical, with Home and Life up 210%. Our growth was broad-based, with eight out of our top 10 carriers increasing their overall spend on our platform over the past year and an increasing number of insurance agents in our marketplace. We believe these increases are due to the performance of our referrals, combined with healthy insurance industry dynamics and success in executing our direct strategy with insurance providers.

In Q3, we achieved record variable marketing margin of $12.9 million, a 36% increase from the prior year. Our success was driven by our strategy of expanding direct distribution, driving higher coverage and budget from insurance providers, combined with traffic growth in newer verticals, progress with provider integration and strong growth in our insurance agency business. This resulted in an increase in revenue per quote request of 38%, which more than offset a 6% decline in quote requests versus the prior year, which I will dig in on later in the call.

We continue to invest in our four key levers for growth, first, increasing provider coverage; second, deepening provider engagement; third, deepening consumer engagement; and finally, attracting more consumers to our marketplace. Let me speak to the progress we’ve made in the quarter on each of these growth levers.

First, in the third quarter, we made progress increasing provider coverage by adding more providers, increasing provider budget and expanding the coverage and depth of our marketplace. Adding more providers and expanding their coverage helps us provide more choices for our consumers, generate more referrals and, thus, greater monetization, and over time, through greater competition in our marketplace auctions, also drive higher pricing. In addition to increasing the number of providers in our marketplace, we worked with current partners to broaden their consumer targeting, add current policyholder retention campaigns and add coverage for our newer verticals. We continued to grow our Car Call (phon) program. We launched a dedicated large agent program to increase coverage from some of the largest, highest performing agents in our marketplace. Finally, we added a number of new partners for our Home and Life vertical and built a pipeline of new partners for commercial and renters, which we plan to launch in 2019. As a result of these initiatives to grow our network, our revenues per quote request rose 1% sequentially and increased 38% over the prior year.

Second, we continued deepening our engagement with providers through integrations and smart campaigns. Carrier integrations are a powerful lever to drive more sales per partner, greater monetization and most importantly, even more satisfied consumers. We believe these integrations allow consumers to avoid repetitive data entry and improve consumer satisfaction by providing consumers click-to-quote functionality that will effectively offer consumers real time digital pricing. This increases consumer satisfaction by reducing friction in the buying process and offers the opportunity for us to deepen our relationships and increase conversion rates for providers. For example, in the quarter, one of our partners went from a very modest level of data pre-fill to a full click-to-quote integration. The new interface led to

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

nearly a doubling in the number of consumers who received quotes, which illustrates how integration can help us reduce friction for the consumer and increase conversion rates for providers. This quarter, we made progress completing 14 new integrations and further deepening 22 existing integrations. That said, we are dependent on providers’ IT schedules and, as such, believe it will be several years before all of our largest partners are fully integrated.

Third, we made progress deepening relationships with consumers through investments in our product and technology. As you know, we are focused on making EverQuote the smartest way to shop for insurance online, by offering consumers the best digital experience for insurance. Technology is moving quickly, and with insurance at the intersection of IOC, AI and big data, we expect many consumers and carriers will be moving from buying and selling insurance to using newly-evolved digital tools to price, select and manage their risk. EverQuote can and plans to play a major role in this transition.

In particular, EverDrive, our social safe driving app, is a cutting edge smartphone app that helps consumers monitor and improve their driving. We believe it is a useful tool to help our providers grow their businesses with attractive safe drivers and will allow providers to reward drivers by giving substantial discounts for safe driving behavior. By integrating the driving data from the EverDrive app, consumers can save money through premium discounts of up to 50%, helping our partners focus their marketing to attract these high-value safety-oriented consumers and also help to improve consumers’ driving habits. In the quarter, we rolled out EverDrive’s first carrier partnership, and EverDrive users bought their first policies via EverDrive’s partner’s safe driving discount. EverDrive partner offers are now live in five states. In 2019, we expect to expand to new states, add more carriers and offer new features to EverDrive users, such as in-app policy purchases. While we are excited to see the first policy purchases via EverDrive this quarter, it’s still very early days and we will keep you updated on the product as we expand our pilot program to a broader launch over the coming year.

Our fourth and final growth lever is driving more consumers to our marketplace, and this quarter, our progress at increasing volume was offset by a number of challenges which emerged in our traffic. As reported on our last call, in the second quarter, we intentionally moderated quote request volume growth to better optimize pricing and margin. In Q3, we began to accelerate and grow our advertising campaign to grow consumer traffic for our Auto vertical, and while we were successful in growing volume sequentially quarter-on-quarter, we encountered several challenges across traffic, which kept the pace of growth below our internal target. We saw incremental ad impressions that did not result in incremental visits and conversions, which we believe is indicative of creative fatigue and a need for refresh advertising creatives.

We also saw evolving policies on social media that required adjustments to our creatives, and as a result, Facebook discontinued our old ad. While we updated our bid for display advertising and search, we also did not see consumer volume increase at the expected pace. To counter these challenges, we accelerated and improved our creative development process, acquiring new expertise and shifting resources from other projects to creative development. We successfully re-launched Facebook with new ads and expect to continue to expand this campaign. We implemented new bidding strategies and technologies to help us respond more quickly to traffic shift and have seen increasing volume of consumer arrivals from both display and search advertising. We accelerated the pace of our product workflow development and testing to improve the efficiency of all of our channels. While Q4 started soft in October, in recent weeks, we’ve seen both sequential and year-over-year volume increase, while holding cost for quotes flat in Q4 at higher volumes versus the prior quarter. We believe we’ve turned the corner on traffic growth and are gaining volume efficiently per our target.

At the same time, we’ve seen some pricing compression in our auction. While we are actively adjusting our traffic positions to recapture margin dollars, we’re updating our full year 2018 guidance to reflect this trend in reduced margin. While we are obviously disappointed that we are lowering our VMM guidance for the year, we remain bullish about our long-term outlook and financial models. Furthermore, we remain committed to achieving our goal of Adjusted EBITDA breakeven in 2019, and I would expect to update you on that during our next earnings call.

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

With that, let me turn to John for a brief review of our third quarter financials, and then we will take your questions.

John Wagner:

Thank you, Seth, and good afternoon, everyone. I will start by discussing our third quarter financial results with additional commentary and highlights for the quarter and then provide fourth quarter and full year 2018 guidance.

As Seth mentioned, we are pleased to report total revenue of $41.7 million, up 30% year-over-year and higher than our revenue guidance we provided last quarter. Revenue from our Auto insurance vertical grew 19% year-over-year to $35.9 million, an acceleration from last quarter’s 17% year-over-year growth rate. We continue to be excited about the growth of our Home and Life insurance vertical, where revenue increased 210% year-over-year to $5.8 million. Ninety-two percent of our revenue in the quarter came from our direct channel, which we define as insurance carriers and agents that purchase directly through our platform. Our strong revenue growth in the quarter was the result of a 38% increase in average revenue per quote request over the prior year’s period. The improvement in revenue per quote request to an average of $13.72 was driven by continued increases in insurance provider referral bids.

Total quote requests in the quarter declined 6% year-over-year to $3 million, due to the constraint of increasing cost per quote request, which limits our ability to grow traffic with incremental variable marketing margin. Within the verticals, Home and Life’s revenue growth was due to increases in both quote request volume and revenue per quote request. Within the Auto vertical, we experienced an increase in revenue per quote request but a significant decrease in the volume of quote requests. In the quarter, we continued to manage traffic and distribution in our marketplace to our financial objective of increasing variable marketing margin dollars.

Variable marketing margin, or VMM, was $12.9 million, or 30.8% in the third quarter, an increase of $3.4 million or 36% compared to the prior year period and an improvement of 1.2 points in margin percentage. We define VMM as revenue less the cost to attract consumers to our marketplace through online advertising. The increase in VMM was due to the prior mentioned 38% improvement in revenue per quote request, offset by a 36% increase in the cost per quote request, reflecting a more competitive landscape for consumer traffic.

Turning to the bottom line, Adjusted EBITDA in the third quarter was a loss of $1 million, on the high end of our guidance range. Adjusted EBTIDA excludes stock-based compensation of $2.6 million, which increased significantly over the second quarter, primarily due to the size and valuation associated with our employee equity grants granted at the time of our IPO. Due to the amortizing nature of our stock-based compensation, this expense in Q3 is representative of what we expect for stock-based compensation expense in Q4 and beyond, with additional expense for new awards. Given this stock-based compensation expense, our net loss for the quarter was $3.8 million, or $0.15 per share based on 24.6 million weighted average shares outstanding.

We ended the quarter with $38.7 million in cash. Cash activity during the quarter included the close of our IPO net proceeds of $48.6 million and the repayment of $7 million under our line of credit, which remains open with no balance. Cash flow used in operation in the third quarter was $5 million compared to $2.1 million used in operations in the prior year. The increase in cash used in operations was primarily due to working capital requirements, as several larger carriers paid us just after quarter end. Given the nature of our large carrier relationships, the timing of payments just before or after a period end can have a large impact on operating cash flow. By comparison, we closed this October with over $40 million in cash and accounts receivable of less than $19 million.

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

Now turning to guidance. As Seth stated, after we deliberately slowed quote request volumes in Q2, we began targeting quote request growth again in Q3. As part of this process, we faced challenges in growing volumes, and those trends have continued into Q4. We are now more aggressively rebuilding our traffic positions in Q4 by increasing quote request volume, even with weaker monetization as compared to Q3. Revenue per quote request is still at historically strong levels, but at this point in the quarter, we have seen a decline from Q3 levels. Though the cost per quote request has also declined in the early portion of Q4, which partially offsets the effect of lower monetization, this has been to a lesser degree. This combination of lower revenue per quote request and only moderately lower cost per quote request means that we expect sharply lower variable marketing margin and dollars in Q4. Rebuilding and addressing our traffic acquisition challenges in the near term will allow us to continue to focus on achieving our maximum variable marketing dollar operating point in the future.

As we’ve noted before, we have adopted a “line-of-sight” approach to guidance. This means we guide based on what we are seeing in the business at the time the guidance is provided. This can be challenging in a quarter like Q4, where seasonality plays a large role but generally only in the second half of the quarter, for which we’ve estimated the impact. In addition, given the trends we are seeing in Q4 and the changes we are adopting, we are optimistic that we may see improvement within the quarter but we are not factoring this into our line-of-sight guidance.

We don’t consider our guidance to be conservative or aggressive but rather, to be judicious. With that as context, we are providing the following guidance for the fourth quarter: We expect revenue to be between $37.4 million and $39 million; we expect variable marketing margin to be between $8.6 million and $9.4 million; and we expect Adjusted EBITDA to be a loss of between $4.5 million and $4.9 million. For the full year 2018, we are maintaining our previous full year revenue guidance of $161 million to $162.6 million. We have reduced our full year variable marketing margin guidance to be between $46 million and $46.8 million; and we expect an Adjusted EBITDA loss of between $6.5 million and $6.9 million. We believe our guidance reductions are necessary for Q4, but we are maintaining our long-term target model of 20% plus revenue growth, with expanding VMM and Adjusted EBITDA in 2019.

In summary, as of a result of current trends, we are prudently adjusting our full year margin and profitability guidance. We are pleased with our third quarter results, excited about our future opportunities and will continue to focus on driving growth.

With that, we will hand it back to the Operator for questions.

Operator:

At this time, I would like to remind everyone, in order to ask a question, please press star, then one on your telephone keypad. Your first question comes from the line of Douglas Anmuth with JP Morgan. Your line is open.

Douglas Anmuth:

Thanks for taking the questions. I just wanted to dig a little deeper into the 3Q traffic challenges. So just want to be clear that these were not related to what you saw in 2Q and that 2Q was fully discretionary and just with the ad fatigue and social policies developed later, so if you could talk about that? Then what’s been the approach in terms of re-launching on Facebook? Also, curious if you’ve seen any Google algorithm-related issues in 3Q as some other companies have, and then just what kind of visibility do you feel like you have looking out over a couple of quarters? Thank you.

Seth Birnbaum:

Sure, thanks, Doug. This is Seth. So let me just take the Q2 question first. In Q2, we intentionally moderated quote request volume in Auto because what we have found is that there is a relationship between quote request volume and monetization. If you continue to ramp volume into constrained

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

monetization, you actually compress pricing, and that’s one of the things we actually may be seeing in Q4 as we’ve re-grown or leaned back in, especially in November, and seen successes in terms of growing Auto insurance quote request volume. So that was quite intentional and it’s to maximize VMD in any given time period. When we lean back in – and I’ll address specifically Facebook – we think—and it’s largely driven by pressure. They’re under a microscope, especially around elections, that they have to update their creative policy. So when we changed our ads, we were required to run ads that didn’t have any numbers, comparative numbers in them, so we changed the ads, re-launched the campaign and now that’s scaling. So that’s anecdotally what we did to re-launch Facebook, and that’s just on Auto, and we plan obviously to launch Facebook in the new verticals, and that was just part of our normal scaling and planning.

As far as search actually, that was just updated bidding strategies, and we never really saw any sort of compression of unit costs. Now again, you may be referring to organic search with a Google update. We’re a largely paid search, as you know, and we didn’t see any impact from any algorithm changes, and in fact, once updated, our bidding in Q4 have seen search and even display as we refresh creatives grow very quickly. We also believe that there may have been some impact, especially for display, from the elections. It was a very sort of busy election season. As soon as the elections were over, we saw an incremental surge of display volume.

John Wagner:

Doug, going to the question about visibility into the quarter and into future quarters, as you know, we—in terms of the quarter we are in, we are always looking at revenue and VMM trends on a day-by-day basis, and we’re trending those forward and that’s a good part of what we base guidance on. As we look out further, our view kind of into future quarters is derived from feedback from both our traffic teams and our distribution teams, kind of bringing together a forecast, both from the sales side, as well as from the traffic side and marrying those two pieces together, and that’s really how we look out for, say, 2019 and beyond when we do our budgeting exercise.

Douglas Anmuth:

Okay. Thank you both.

Operator

Your next question comes from Nat Schindler with Bank of America/Merrill Lynch. Your line is open.

Nat Schindler:

Yes, hi, guys. One, can you—two questions. One, how is LendingTree’s acquisition of QuoteWizard affecting pricing of quotes in the market, or has there been any effect or do you anticipate any effect in the near to medium term? Secondly, given the seasonality in Q4, how much of the business usually occurs in October, back when you were seeing these challenges, before the holidays start?

Seth Birnbaum:

So let me answer the first question, how is LendingTree’s acquisition of QuoteWizard affecting quote request pricing now or in the medium term? Now, not at all, and in the near term, we can’t envision a model where it does.

As far as the second question, October is traditionally stronger but actually what we’ve seen in the trending is strengthening into November, and it’s early days. Traffic has turned around. Some of that traffic increase may have been leading, in part, to some pricing compression, though historically, Q4 is seasonally lower, and we also saw in early October some modest or—we believe some moderate impact

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

from the hurricane, which closed some carriers down, or their bidding down, in the south of the United States. It also caused one of our call center partners to close down. Those obviously restored after the storm, so there may have been some moderate impact from that as well that shows in pricing. Those, of course, have returned; at least those partners have turned back on post storm.

Nat Schindler:

Great. Thank you.

Operator:

Your next question comes from Ron Josey with JMP. Your line is open.

Ron Josey:

Great. Thanks for taking the question. Two, please. Seth, I think you mentioned some pricing compression in the auction, and just want to understand if this is because of the traffic decline, or is there something else here, perhaps lower ROIs? Then on the tech integration, you mentioned 14 new and 22 expanded, with one fully integrated. Can you just talk about—I think you mentioned it was dependent on providers’ IT schedule going forward, so maybe just talk to the timeline or how you’re helping the providers sort of improve their IT to sort of make the handoffs better. Thank you.

Seth Birnbaum:

Sure. So hi, Ron. Carriers calibrate their bids and our auctions based on their businesses. They’ll do so time from time, and there is also some seasonality to provider budgets, especially towards the end of the year. Then finally growing traffic, less about traffic performance at our partners and more about budget capacity as it hits the network does push down, or may push down on revenue per quote request, and again, we believe—and it’s early in Q4, but we believe that’s what we’re seeing.

As far as your question in terms of integrations, I’m actually going to hand it off to Tomas Revesz, our CTO, who’s on the call here with us, and let him answer the question you had with regards to integrations.

Tomas Revesz:

Hi, Ron. Thanks for your question. In terms of how we facilitate this for our partners, we have a dedicated integrations team which we added earlier this year. It’s four people strong and that’s made a tremendous difference to the pace with which we’ve been able to complete integrations that are in process. The rate at which carriers get around to prioritizing their ITQs and engaging with us to start these processes and complete them is something we have a little bit less control over. They tend to have, amongst projects like ours, many others, both internal, as well as with other outside platforms and parties, and we are certainly one of the larger or higher priority items when they get around to budgeting and scheduling for these projects, so we typically tend to fall into their annual planning cycles and larger scale prioritization activities. So there’s not much more we can do but justify through the value of the potential improvement in performance of engaging in these integrations and then working with them to get them scheduled. We expect to see a few of these get underway each quarter, and we’ll, of course, update you as we complete more of them.

Ron Josey:

Got it. Thank you.

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

Operator:

Your next question comes from Michael Graham with Canaccord. Your line is open.

Michael Graham:

Thank you. I just wanted to go back to Facebook for a second, if I could, and just maybe you could give us a little more color in terms of how different the new ads are from the old ones, where you had to take the rate comparisons out, and maybe just talk a little bit about the process for reframing those ads, like how long it takes? You mentioned you were back on Facebook now but I guess maybe the results aren’t where you want them to be, so I’m just wondering if you could hypothesize as to why that is. Then as a follow-up, I just wonder if you could give us an update on EverDrive? Thanks.

Seth Birnbaum:

So let me—let’s take them a little out of order. I’m going to answer your second question and your first and let Tomas take EverDrive. In regard to the second question, typically when we re-launch campaigns, there’s a period of scaling. We actually believe that the opportunity for Facebook is much larger than it was even before those ads were paused, and so we’re really bullish and optimistic that we grow the social media channel and grow our campaigns over time much larger than they were or have been. The fundamental creative process is just one of taking some more marketing skills, oriented folks at the Company and really expressing our matching and savings messages in the ads that we place on Facebook, so it’s more aligned with our brand message to consumers and, obviously, we’ve re-launched those. Again, there’s always a period of time, Michael, where we rebuild campaigns and optimize for our economics and then go out and discover new audiences and expand them, and again, very bullish and optimistic that social media becomes a much larger channel than it’s been before, over time.

Tomas, do you want to take EverDrive?

Tomas Revesz:

Yes. In terms of EverDrive, tremendously excited with the accomplishments this past quarter. We launched our pilot on schedule with partnerships which were announced earlier in the quarter. We’ve seen some great results so far, in line with many of our expectations, though very early days in terms of our learning. We are very excited to have completed the first sales through the partnership and platform and expect to continue to augment both of those over time. It is early days in the insurance industry at large for telematics-enabled insurance products, as well as for relationships like the ones that we are pioneering, so we’re early in the process, multi-year process to grow this as a part of the industry, but very excited with our leadership position and the progress thus far.

Michael Graham:

Okay. Thank you, guys.

Operator:

Your next question comes from Jason Helfstein with Oppenheimer. Your line is open.

Jason Helfstein:

Thanks. So maybe help us understand the reiteration of the 20% VMM growth next year, is that you’re going off of data you are seeing in November, or just kind of help us understand your kind of comfort in that? Then any color around revenue mix amongst your top clients? Did it change—or top providers, did it change meaningfully versus the second quarter? Thanks.

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

John Wagner:

So, Jason, why don’t I take the first part of that, and maybe I’ll start with kind of what we are seeing in Q4, what we’ve seen to date to give you a little bit of (inaudible). Going into the quarter, we saw volumes that were off in a time, as Nat points out, that is seasonally a strong period, and the beginning of the quarter for fourth quarter is actually strong. It is the back end that is the weaker part of that. But going into that and recognizing those trends, we then leaned in on traffic positions and began rebuilding some of those traffic positions, and what we’ve seen now quarter-to-date is growth within quote request volumes, but at the same time as we’ve been leaning in, we’ve also seen deterioration in revenue per quote request. So in the order of magnitude of about 10% off on revenue per quote request so far this quarter, and then low single digit reductions in the cost per quote request. So as we kind of look forward, we now believe that we’ve rebuilt these traffic positions. We are seeing growth within traffic, and as we now have the opportunity to tune to VMD max again, we believe then we will regain our former operating positions. That’s our expectation at this point.

Seth Birnbaum:

At a high level, Jason – and we’ve talked a bit about it and we’re committed to it – profitability for EverQuote is a managed outcome, and we’re going to be very disciplined with how we expand or make any investments beyond what we’re doing to grow the business and be very judicious into 2019 to make sure that we hit Adjusted EBITDA breakeven in 2019.

Jason Helfstein:

Then on top clients, any color—top providers?

Seth Birnbaum:

Not a lot of shifting around. I think not only quite stable, but we’re really pleased that now 92% of our revenue comes direct from carriers and agents in our network.

Operator:

Your next question comes from Ralph Schackart with William Blair. Your line is open.

Kevin:

Hi, guys. This is Kevin on for Ralph. I think you mentioned creative fatigue as perhaps explaining some of the traffic issues you saw during the quarter. Could you talk about some of the changes you made internally to your creative development process as a result, and perhaps how you expect that to evolve going forward? Thanks.

Seth Birnbaum:

Yes. Again, we basically integrated the creative development, or the development of new creatives right into traffic teams, so display has dedicated resource that now is taking our marketing messages and spinning up new savings creatives and new creatives across the map. We’ve also created a regular weekly process of checking in new creatives and testing new creative macro themes each week, and so we think that this is a much more robust process. We’re seeing a lot of wins from it, and again, we’re very—we believe that we’ve addressed the problem and we’re optimistic it works over the long term.

Kevin:

Thanks.

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

Operator:

Your next question comes from Aaron Kessler with Raymond James. Your line is open.

Aaron Kessler:

Great. Thanks, guys. Couple of questions. First, you mentioned, I think in the notes, that eight of the top 10 increased spend. Just, I guess, curious on the two that didn’t, if there was anything specific to those companies, was it more macro or were they shifting budgets there? Just on the creative ad side that you talked about, sounds like there’s been some copycats. I don’t know if you guys see that as well but just your thoughts; are you seeing competitors use similar strategies to you guys (inaudible) a bit more the display advertising? Thank you.

Seth Birnbaum:

Yes, so I’m going to—on the eight to 10 top providers growing budget year-on-year, the other two, I don’t think there’s any information in there. It’s just an auction and they’re consistent.

Tomas, did you want to address the second one?

Tomas Revesz:

Yes. In terms of the creative fatigue and what we see out in the wild, that’s definitely a potential factor. I think the balance of resources internally towards iterating more quickly on generating net new creative, net new creative concepts to keep up and outpace, that tendency that there is for others to see and to mimic is certainly something that we’re taking more seriously and increasing the focus and the rate at which we’re keeping our sneakers on and staying ahead of those trends.

Seth Birnbaum:

Ultimately, Ralph (sic), it also—you also have to consider conversion rate and monetization. The monetization delivered by our expanding distribution network is very strong and getting stronger. Things like conversion rate wins as we evolve the consumer experience and integrations providers also boost that monetization advantage, so that bring—that comes to bear almost regardless of creatives. But they—taken—oh, this is Aaron.

Aaron Kessler:

Yes, it is.

Seth Birnbaum:

I apologize.

Aaron Kessler:

It’s okay (phon).

Seth Birnbaum:

Sorry about that, Aaron. Taken together, all right, we think there’s an enduring competitive advantage.

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

Aaron Kessler:

Got it. Okay, thank you.

Operator:

Your next question comes from Mayank Tandon with Needham & Company. Your line is open.

Mayank Tandon:

Thank you, good evening. John, you mentioned the target and (inaudible) about the EBITDA breakeven. I just want to make sure that equates to a 20% type top line growth there for ’19, and are you still thinking of the VMM margin expanding about 30 bps for your—obviously off a lower base in ’18 given your current guidance?

John Wagner:

Yes. We are fairly confident and optimistic about what we are seeing within the quarter will not—will be mostly within the quarter and that we’re going to return to kind of previously stated long-term model. So yes, we are saying that we are going to target EBITDA breakeven, Adjusted EBITDA breakeven next year. We expect top line growth 20% plus, and we will be operating at VMD max over the longer period.

Mayank Tandon:

Got it. Then the related question would be, in terms of your expansion of new products, I think you’ve called out renters and commercial insurance for ’19 and other products down the road. Does this hiccup, if you call it that, does that in any way change your game plan on launching new products and the level of investment required to actually launch them?

Seth Birnbaum:

No. We plan to launch commercial and renters next year, Mayank, as planned, but this is growing pains. Certainly, we’re not happy about it. We know what to do about it to fix it. It’s a challenging quarter. We’re going to get through it. You’ve met us. We’ve talked to you one-on-one, and we’re really very bullish on building a big business here, and so again, we think these are challenges that we can work through this quarter. We will focus on making sure next year they don’t recur, but again, it’s a long-term process of building up our business, our teams, of maturing our processes, and we’re really focused on that and we’re excited about building for the future. So that’s it for us.

Mayank Tandon:

Thank you.

Operator:

There are no further questions at this time. I will now turn the call back over to the presenters for closing remarks.

Seth Birnbaum:

I just want to thank everybody on the call and look forward to seeing you in the one-on-ones, organic conferences on the road, ultimately as we work through these operating items, and thanks again.

EverQuote – Third Quarter 2018 Earnings Conference Call, November 12, 2018

Operator:

This concludes today’s conference call. You may now disconnect.